To:	Golar Partners Operating LLC c/o 13th Floor
One America Square
17 Crosswall London EC3N 2LB

Dear Sirs,

22 May 2017

Second Supplemental Letter re: $800,000,000 senior secured amortising term loan and revolving credit facility

1.
We refer to an agreement dated 27 April 2016, as supplemented and amended by a supplemental letter dated 21 July 2016, (the Facilities Agreement) made between (1) Golar Partners Operating LLC as Borrower (the Borrower), (2) Golar LNG Partners LP. as Parent (the Parent), (3) the entities listed in Schedule 1 thereto as Guarantors, (4) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank NS and Nordea Bank AB (publ), filial i Norge as Mandated Lead Arrangers, (5) the financial institutions listed in Schedule 1 thereto as Lenders (the Lenders), (6) the financial institutions listed in Schedule 1 thereto as Hedging Providers, (7) Citigroup Global Markets Limited as Global Co-ordinator, (8) Citigroup Global Markets Limited, DNB (UK) Limited, Danske Bank NS and Nordea Bank AB (publ), filial i Norge as Bookrunners, (9) Nordea Bank AB (publ}, filial i Norge as Agent (the Agent), (10) Nordea Bank AB (publ), filial i Norge as Security Agent and (11) Citigroup Global Markets Limited as Hedging Co-ordinator, pursuant to which the Lenders agreed to make available to the Borrower a senior secured amortising term loan and revolving credit facility of up to $800,000,000.

2.
We refer also to the early termination notice received by you from Petr6Ieo Brasileiro S.A., the Time Charterer of Ship E, with respect to the early termination of the Time Charter relating to Ship E, expected to take place on 23 June 2017 (the actual date of such early termination hereinafter referred to as the Early Termination Date).

3.
Under clause 30.21.2(b) of the Facilities Agreement, you can either make a prepayment, provide additional security or enter into a Replacement Charter in respect of Ship E, each as further provided for in such clause.

4.
As advised in your letter to us dated 26 January 2017, it is your intention to enter into a Replacement Charter in respect of Ship E, but that if a Replacement Charter is not entered into within 90 days of the Early Termination Date, you will provide additional security in the form of cash collateral. Your letter also requested an amendment to clause 6.3 of the Facility Agreement. This letter sets out, amongst other things, the terms on which such cash collateral would be provided.

5.
As a result of having received the early termination notice referred to above, you have requested that, with effect from the date of this letter, clauses 6.3(b)(i) and (ii) of the Facilities Agreement be deleted and replaced as follows:

"(i) a new time charter in relation to Ship E is entered into with a charterer acceptable to the Lenders and for a term of at least three calendar years at a charter rate providing a net capital rate (excluding operating costs and management fees) of no less than $50,000 per day and on terms which are otherwise acceptable to Lenders acting reasonably (the Ship E Replacement Charter 1), such charter, if and when entered into, shall be deemed to be the Time Charter in respect of Ship E for the purposes of this Agreement and the other Finance Documents, the Total Revolving Loan Commitments shall be reduced by $50,000,000 which reduction shall be applied in equal amounts on the last Business Day of each calendar quarter commencing on the Second Reduction Date and ending on the final Repayment Date; or

(ii) a new time charter in relation to Ship E is entered into with a charterer acceptable to the Lenders and for a term of at least three calendar years at a charter rate (the Relevant Rate) providing a net capital rate (excluding operating costs and management fees) of less than $50,000 per day and on terms which are otherwise acceptable to the Lenders acting reasonably (the Ship E Replacement Charter 2 and the Ship E Replacement Charter 1 and the Ship E Replacement Charter 2, each a Ship E Replacement Charter), such charter, if and when entered into, shall be deemed to be the Time Charter in respect of Ship E for the purposes of this Agreement and the other Finance Documents, the Total Revolving Loan Commitments shall be reduced by $50,000,000 which reduction shall be applied, first, by an amount in dollars equal to "X" (as defined below) on the Second Reduction Date and thereafter in equal amounts on the last Business Day of each calendar quarter commencing three months after the Second Reduction Date and ending on the final Repayment Date;

where:

"X" = the Relevant Percentage x $50,000,000; and

the "Relevant Percentage" = 1 - (Relevant Rate/ 50,000)",

however, to the extent that the Early Termination Date does not occur for any reason and the current Time Charter relating to Ship E continues, then the provisions of this clause shall be disapplied and the original wording of clause 6.3(b) in the Facilities Agreement shall be reinstated.

6.
If you have not procured the execution of a Replacement Charter in respect of Ship E in accordance with clause 30.21.2(b)(iii) of the Facilities Agreement (it being hereby agreed that either Ship E Replacement Charter would be a Replacement Charter for the purposes of such clause) within the 90 day period after the Early Termination Date as provided for under clause

30.21.2 of the Facilities Agreement, you shall, subject to no Event of Default having occurred and being continuing, put in place the following arrangements for the provision of additional security for the purposes of clause 30.21.2(b)(ii) of the Facilities Agreement on the following terms:

(a)
the Borrower shall, no later than the expiry of the 90 day period after the Early Termination Date as provided for under clause 30.21.2 of the Facilities Agreement, procure that (A) cash collateral in the sum of $40,000,000 (the Cash Collateral) shall be paid into an Account in the name of Golar Spirit Corporation (the Blocked Account), (B) the Blocked Account is secured in favour of the Security Agent, either by the existing Account Security amended as required to cover the Blocked Account, or, if required by the Agent, by a new Account Security in favour of the Security Agent substantially in the same form as the existing Account Security and (c) if new Account Security is provided, such corporate authorisations and other documents or evidence in respect of Golar Spirit Corporation of the nature described in Schedule 3 Part 1 paragraphs 1 (except sub paragraph (f) thereof), 2, 3(a) and 5 to the Facilities Agreement as the Agent may reasonably require;

(b)
on and from the date on which the Cash Collateral is deposited in the Blocked Account and whilst any such Cash Collateral remains on the Blocked Account, it shall be applied by the Agent towards (i) the relevant portion of the repayment instalments of the Term loan Facility relating to Golar Spirit (the relevant portion being 13.6 per cent of the total amount due) due during such time, and (ii) any amounts payable as a result of the scheduled reductions of the Revolving loan Facility under clause 6.3(b) of the Facilities Agreement during such time and, in each case, any interest accrued and accruing thereon; and

(c)
any Cash Collateral Balance standing to the credit of the Blocked Account shall be released if Golar Spirit Corporation or Golar Spirit UK Ltd. enters into a Replacement Charter (which includes a Ship E Replacement Charter) at any time prior to the Final Repayment Date, where:

"Cash Collateral Balance" means:

(A)
(at any time before the Second Reduction Date) any balance of the Cash Collateral standing to the credit of the Blocked Account less X (as defined in clause 6.3(b)(ii) of the Facilities Agreement); and

(B)	(at any time after amounts required to be paid on the Second Reduction Date have been paid) any balance of the Cash Collateral standing to the credit of the Blocked Account.

For the avoidance of doubt:

(a)	during the 90 day period after the Early Termination Date, no "Default" shall arise by virtue of you not having either (a) provided a Replacement Charter in respect of Ship E or

(b)	paid the Cash Collateral to the Blocked Account; and

(b) if an amount of the Cash Collateral is retained pursuant to (A) above, then, if it has not been necessary for such retained amount to be applied to prepay the Revolving Loan Facility on the Second Reduction Date, then such amount shall be released on the Second Reduction Date.

7.	We Nordea Bank AB (publ), filial i Norge, in our capacity as Agent, hereby confirm that, subject to:

(a)	your countersignature of this letter by duly authorised signatories;

(b)	delivery of such evidence of corporate authority of the Borrower as the Agent may reasonably require; and

(c)
receipt by us (for distribution to the Lenders pro rata according to their proportion of the drawn and undrawn commitments as at 21 February 2017) of a consent fee of 0.075% of the aggregate of (i) the principal outstanding amount of the Term Loan plus (ii) the Total Revolving Loan Commitments each as at 21 February 2017, we agree to the above amendments and proposals.

8.	This letter shall be deemed to be a Finance Document.

9.	Words and expressions defined in the Facilities Agreement shall, unless the context otherwise requires or unless defined herein have the same meanings when used in this letter.

10.	This letter and any non-contractual obligations connected with it are governed by and construed in accordance with the laws of England.

Yours faithfully,

/s/ Vivian J Borseth         /s/ Per Finn-Hansen
Name: Vivian J Borseth            Name: Per Finn-Hansen
Title: Director

For and on behalf of
NORDEA BANK AB (PUBL), FILIAL I NORGE
(as Lender, Arranger, Agent and Security Agent for and on behalf of the Finance Parties)

/s/ Oliver Baerwald
Name: Oliver Baerwald
Title: Managing Director

For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED
(as Arranger, Bookrunner, Global Co-ordinator, Hedging Co-ordinator and Hedging Provider)

/s/ Kay Newman             /s/ David Hopwood
Name: Kay Newman            Name: Kay Newman
Title: Authorised Signatory            Title: Authorised Signatory

For and on behalf of
DNB (UK) LIMITED
(as Lender, Arranger and Bookrunner)

/s/ Tom Erik Vagen
Name: Tom Erik Vagen
Title: Senior Vice President

For and on behalf of
DANSKE BANK A/S
(as Arranger, Bookrunner and Hedging Provider)

/s/ Jonathan Beasley
Name: Jonathan Beasley
Title: Director

For and on behalf of
CITIBANK N.A., LONDON BRANCH
(as Lender)

/s/ Tom Erik Vagen
Name: Tom Erik Vagen
Title: Senior Vice President

For and on behalf of
DANSKE BANK, NORWEGIAN BRANCH
(as Lender)

/s/ Peter Bernard
Name: Peter Bernard
Title: Deputy Managing Director

For and on behalf of
DVB BANK AMERICA N.V.
(as Lender and Hedging Provider)

/s/ Will Barrand
Name: Will Barrand

For and on behalf of
COMMONWEALTH BANK OF AUSTRALIA
(as Lender and Hedging Provider)

/s/ Peder Garmefelt         /s/ Penny Neville-Park
Name: Peder Garmefelt        Name: Penny Neville-Park

For and on behalf of
SKANDINAVISKA ENSKILDA BANKEN AB (publ)
(as Lender and Hedging Provider)

/s/ Jean Philippe Poirier
Name: Jean Philippe Poirier

For and on behalf of
BNP PARIBAS
(as Lender and Hedging Provider)

/s/ Kay Newman             /s/ David Hopwood
Name: Kay Newman            Name: David Hopwood
Title: Authorised Signatory            Title: Authorised Signatory

For and on behalf of
DNB BANK ASA
(as Lender and Hedging Provider)

/s/ Vivian J Borseth              /s/ Per Finn-Hansen
Name: Vivian J Borseth        Name: Per Finn-Hansen
Title: Director
For and on behalf of
NORDEA BANK AB (PUBL)
(as Hedging Provider)

The Borrower

We hereby confirm our agreement to the foregoing and further confirm that, notwithstanding the agreements contained In this letter, the provisions of the Facilities Agreement and the other Finance Documents continue in full force and effect and our respective obligations and the respective obligations of the Parent and each other Obligor under the Facilities Agreement and each of the other Finance Documents are and shall remain In full force and effect.

/s/ Pernille Noraas
Name: Pernille Noraas
Title: Authorised Signatory

For and on behalf of
GOLAR PARTNERS OPERATING LLC
(as Borrower)
22 May 2017

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BD-#27819664-v9